Exhibit 99.3

SUNGARD DATA SYSTEMS INC.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

The following unaudited pro forma combined condensed financial data of SunGard Data Systems Inc. as of December 31, 2007 have been derived by applying pro forma adjustments attributable to the GL TRADE S.A. acquisition and related debt financing (the “Transactions”) to our historical audited and unaudited financial statements. We have based our unaudited pro forma adjustments upon available information and assumptions that we consider reasonable under the circumstances. Our unaudited pro forma combined condensed financial data is not necessarily indicative of what our actual financial position or results of operations would have been had the Transactions occurred as of the date or for the periods indicated, nor does it purport to represent our future financial position or results of operations.

The unaudited pro forma combined condensed balance sheet data as of June 30, 2008 gives effect to the Transactions as if they were consummated on June 30, 2008. The unaudited pro forma combined condensed statements of operations data for the six months ended June 30, 2008 and year ended December 31, 2007 give effect to the Transactions as if they were consummated on January 1, 2008 and January 1, 2007, respectively. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma combined condensed financial data.

In our unaudited pro forma combined condensed financial data, we have accounted for the GL TRADE S.A. acquisition as a purchase in accordance with SFAS No. 141, “Business Combinations.” Under purchase accounting, the total acquisition consideration is allocated to our assets and liabilities based upon preliminary estimates of fair value. The final allocations of acquisition consideration will be based on management’s final valuation analyses, which we expect to be completed in mid-2009. Any adjustments based on these final valuation analyses may change the allocations of the acquisition consideration, which could affect the fair value assigned to our assets and liabilities and could result in a material change to the unaudited pro forma combined condensed financial data.

The unaudited pro forma combined condensed financial data is presented for information purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes of SunGard Data Systems Inc. previously filed with the Securities and Exchange Commissions and the historical financial statements and related notes of GL TRADE S.A. included elsewhere in this Current Report on Form 8-K/A.

SunGard Data Systems Inc.

Pro Forma Combined Balance Sheet

June 30, 2008

(Unaudited)

(in millions except share and per-share amounts)	Historical GL TRADE (1)	Historical GL TRADE (1)	Historical SunGard (2)	Pro Forma Adjustments (3)		Pro Forma Combined
Exchange Rate		$1.57485
Assets
Current:
Cash and cash equivalents	€31	$49	$448	$323	(4)(7)	$820
Trade receivables, less allowance for doubtful accounts of €-, $- and $12	50	79	320	—		399
Earned but unbilled receivables	—	—	85	—		85
Prepaid expenses and other current assets	10	16	166	—		182
Clearing broker assets	—	—	429	—		429
Retained interest in accounts receivable sold	—	—	264	—		264
Deferred income taxes	—	—	34	—		34

Total current assets	91	144	1,746	323		2,213
Property and equipment, less accumulated depreciation of €28, $44 and $533	6	9	905	—	(5)	914
Software products, less accumulated amortization of €3, $5 and $542	5	8	1,228	86	(6)	1,322
Customer base, less accumulated amortization of €1, $2 and $475	1	2	2,693	155	(6)	2,850
Other tangible and intangible assets, less accumulated amortization of €3, $5 and $21	17	27	202	22	(6)(7)	251
Trade name	—	—	1,022	63	(6)	1,085
Goodwill	117	184	7,169	339	(6)(7)	7,692

Total Assets	€237	$374	$14,965	$988		$16,327

Liabilities and Stockholder’s Equity
Current:
Short-term and current portion of long-term debt	€28	$44	$318	$(13	)(7)	$349
Accounts payable	13	20	80	—		100
Accrued compensation and benefits	17	27	228	—		255
Accrued interest expense	—	—	139	—		139
Other accrued expenses	31	50	334	—		384
Clearing broker liabilities	—	—	423	—		423
Deferred revenue	60	94	894	—		988

Total current liabilities	149	235	2,416	(13)		2,638
Long-term debt	21	33	7,347	994	(4)(7)	8,374
Deferred income taxes	3	5	1,622	108	(6)	1,735

Total liabilities	173	273	11,385	1,089		12,747

Commitments and contingencies
Stockholder’s equity:
Common stock	—	—	—	—		—
Capital in excess of par value	2	3	3,709	(3	) (8)	3,709
Accumulated deficit	62	98	(227)	(98	) (8)	(227)
Accumulated other comprehensive income	—	—	98	—		98

Total stockholder’s equity	64	101	3,580	(101)		3,580

Total Liabilities and Stockholder’s Equity	€237	$374	$14,965	$988		$16,327

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

SunGard Data Systems Inc.

Pro Forma Combined Condensed Statement of Operations

For the Year Ended December 31, 2007

(Unaudited)

(in millions)	Historical GL TRADE (1)	Historical GL TRADE (1)	Historical SunGard (2)	Pro Forma Adjustments (3)		Pro Forma Combined
Exchange Rate		$1.37505
Revenues	€203	$279	$4,901	$—		$5,180

Operating expenses	169	233	4,270	(34)	(6)	4,537

Income from operations	34	46	631	34		643
Interest income	—	—	19	—		19
Interest expense and amortization of deferred financing fees	(2)	(3)	(645)	(98)	(4)	(746)
Other income (expense)	1	1	(68)	—		(67)

Income (loss) before income taxes	33	44	(63)	(132)		(151)
Provision (benefit) for income taxes	11	15	(3)	(46)	(9)	(34)

Income (loss) from continuing operations	€22	$29	$(60)	$(86)		$(117)

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

SunGard Data Systems Inc.

Pro Forma Combined Condensed Statement of Operations

For the Six Months Ended June 30, 2008

(Unaudited)

(in millions)	Historical GL TRADE (1)	Historical GL TRADE (1)	Historical SunGard (2)	Pro Forma Adjustments (3)		Pro Forma Combined
Exchange Rate		$1.53378
Revenues	€108	$166	$2,659	$—		$2,825

Operating expenses	88	135	2,390	18	(6)	2,543

Income from operations	20	31	269	(18)		282
Interest income		—	9	—		9
Interest expense and amortization of deferred financing fees	(1)	(2)	(291)	(49)	(4)	(342)
Other expense	(1)	(2)	(25)	—		(27)

Income (loss) before income taxes	18	27	(38)	(67)		(78)
Provision (benefit) for income taxes	5	8	(18)	(23)	(9)	(33)

Net income (loss)	€13	$19	$(20)	$(44)		$(45)

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

SunGard Data Systems Inc.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(Unaudited)

The pro forma combined condensed financial information is presented for illustrative purposes only and should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the companies had been combined during the periods presented or the results that may be obtained in the future.

Note 1 – GL TRADE Historical Financial Information

GL TRADE S.A. (GL TRADE) has a calendar yearend. GL TRADE’s financial position and results of operations have been translated into English from previously issued financial statements. GL TRADE’s financial statements and notes thereto have been prepared in accordance with the International Financial Reporting Standards (IFRS) as issued by the IASB and in accordance with IFRS adopted by the European Union. SunGard has concluded that there are no material differences between GL TRADE’s financial position and results of operations under IFRS compared to accounting principles generally accepted in the United States. Historical GL Trade amounts were converted to US dollars using an exchange rate as of June 30, 2008 for the Pro Forma Combined Balance Sheet and using the average exchange rates during the respective periods for the Pro Forma Combined Condensed Statement of Operations.

Note 2 – SunGard Historical Financial Information

SunGard’s historical financial information as previously filed with the Securities and Exchange Commission.

Note 3 – Allocation of the purchase price

The allocation of the estimated $629 million purchase price is preliminary and is subject to change based on the completion of independent appraisals of intangible assets, actual costs as compared with estimated costs used in the preliminary purchase price allocation, and completion of financial information as of October 1, 2008, the date of closing of the acquisition. The finalization of the allocation of the purchase price which we expect to be completed in mid-2009 will result in adjustment to certain assets acquired and liabilities assumed, with an offsetting increase or decrease to goodwill.

Note 4 – Financing of the acquisition

In connection with the acquisition of GL TRADE, SunGard borrowed $500 million under a secured incremental credit facility and $500 million through issuance of Senior unsecured notes. The interest rate of credit facility debt will adjust periodically. For purposes of the pro forma financial statements, the weighted interest rate on the debt is assumed to be approximately 9.2%. For every one-eighth percent adjustment to the interest rate, interest expense increases or decreases by $1.25 million per year and net income increases or decreases by $0.8 million per year. The pro forma rules require using current borrowing rates and do not reflect rates that would have been charged during the periods presented.

Note 5 – Valuation of property and equipment

Book value of property and equipment approximates fair value.

Note 6 – Other tangible and intangible assets

An independent appraisal is in process of being performed in connection with acquired technology, contracts and customer relationships. The fair value of these intangible assets will be amortized, on a straight line basis over their estimated useful life, which for software, customer base and trade name, we currently estimate to be approximately seven years, ten years and ten years, respectively. In accordance with Statement of Financial Accounting Standards Number 142, goodwill is not amortized and will be evaluated for impairment. Deferred income taxes have been provided for the step-up in basis of intangible assets excluding goodwill.

Note 7 – Other pro forma adjustments

Other pro forma adjustments include estimated acquisition costs and costs associated with issuance of the debt which are capitalized and amortized as non-cash interest expense over the term of the debt.

Note 8 – Equity

Removes historical equity of GL TRADE.

Note 9 – Income taxes

Assumes an effective income tax rate equal to the statutory rates in France and the US, as appropriate. The actual effective tax rate may be different due to the mix of income from different jurisdictions.